FOR RELEASE August 6, 2012

Contact: ICR, Inc.

Robert Koepp

(+86) 10-6583-7516

(646) 328-2510

Chindex International, Inc. Reports Financial Results for the
Second Quarter and First Half of 2012
2Q12 Revenue up 33% to $39.1 Million
2Q12 Adjusted EBITDA up 33% to $7.7 Million
Raising Full Year Revenue Growth Guidance to between a High-twenties and Low-thirties Percentage
Raising Full Year Adjusted EBITDA Margin to an Upper-teen Percentage

Bethesda, Maryland – August 6, 2012 – Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics, today announced financial results for the second quarter and first half of 2012 ended June 30, 2012.

Second Quarter 2012 Financial Highlights

•	Revenue from healthcare services increased 33% to $39.1 million from $29.5 million in the prior year period.

•	Adjusted EBITDA rose by 33% to $7.7 million, from Adjusted EBITDA of $5.8 million in the prior year period.

•	Income from operations was $3.4 million, unchanged from the prior year period.

•	Net income was $1.8 million, or $0.11 per diluted share, compared to net income of $2.9 million, or $0.17 per diluted share, in the prior year period.

•	Development, pre-opening and start-up expense was $2.5 million compared to $1.2 million in the prior year period.

Roberta Lipson, President and CEO of Chindex, commented, “We are pleased that we recorded outstanding top-line results for the second quarter as revenue grew 33% year-over-year to nearly $40 million. Contributions came mainly from our existing and newly expanded facilities and our ongoing geographic expansion. Adjusted EBITDA in the quarter reached $7.7 million, representing a 20% margin. Both revenue and adjusted EBITDA exceeded the Company’s previously-announced guidance. As expected, our GAAP bottom-line was again impacted by significant development expenses, which for the second quarter amounted to $2.5 million, plus a provision for income tax of $1.7 million, as we continue to expand and ramp up operations in Beijing and Tianjin.”

“During the quarter we increased the number of available beds at Beijing United Family Hospital’s main campus to 70 from 41 in the previous quarter. With much of the new state-of-the-art equipment installed and our new operating rooms, we are confident of increasing patient flow at our home base in Beijing. Also encouragingly, our capacity and service offerings of UFH facilities in Tianjin and Shanghai continued to experience strong growth and show great development potential.”

Revised Guidance

“Looking forward to the remainder of the year, we believe Chindex will continue benefitting from favorable policies, growing market demand, and revenue acceleration from our expanded facilities and services,” Ms. Lipson continued. “For the full year of 2012, we expect revenue to grow at a percentage rate in the high-twenties to low-thirties, compared to the previous guidance in the mid-twenties. This revised guidance reflects the strong momentum built up over the first half of 2012 and our positive outlook for the remainder of the year based on continuing strong demand at our existing facilities and increasing contributions from our new facilities and expanded service offerings. We expect adjusted EBITDA margin for the full year to continue at an upper-teen percentage, compared to previous guidance of a mid-teen rate.”

Second Quarter 2012 Financial Results

Second quarter 2012 revenue from healthcare services increased 33% to $39.1 million from $29.5 million in the prior year period. These results reflect continued growth of inpatient and outpatient volume across the United Family Healthcare network as well as nascent contributions from the phased expansion of the Company’s flagship hospital in Beijing. Outpatient services contributed 59% and inpatient services contributed 41% of revenue, in line with the prior year period. By service line, surgical services contributed 21.1%, OB/GYN contributed 13.5%, pediatrics contributed 7.5%, ancillary services contributed 31.9% and other clinical service lines contributed 26.0% of revenue.

Operating expenses for the three months ended June 30, 2012 increased 37% to $35.8 million from $26.1 million in the prior year period. These costs were primarily driven by the Company’s recently opened expansions as well as development of future facilities. Salaries, wages and benefits in the second quarter of 2012 increased 37% to $21.3 million from $15.5 million in the prior year period, reflecting a 35% increase in headcount to support revenue growth and development activities, including some newly recruited talent now on-board for the Company’s Rehabilitation Hospital which is now under construction. Development, pre- and post-opening and start-up expenses related to facilities (including the new Beijing United Family Rehabilitation Hospital, the ramp-up at Tianjin United Family and new facilities expansion at Beijing United and Shanghai Pudong) were $2.5 million this quarter, compared to $1.2 million for the prior year period. Operating expenses also included certain non-cash expenses including $987,000 of stock-based compensation expense compared to $466,000 for the prior year period.

Adjusted EBITDA in the second quarter of 2012 increased 33% to approximately $7.7 million versus $5.8 million in the prior year period. The Adjusted EBITDA margin in the current period was 20%, exceeding the Company’s target levels. The Adjusted EBITDA results illustrate the consistent profitability and expanding earnings base of existing UFH facilities.

Income from operations was $3.4 million, unchanged from the prior year period.

The Company recorded a $1.7 million provision for taxes in the second quarter of 2012 compared to $1.3 million in the prior year period. As in past quarters, the current period provision continued to be heavily impacted by losses in development and start-up entities for which the Company cannot currently recognize tax benefits.

Net income for the quarter ended June 30, 2012 was $1.8 million, or $0.11 per diluted share, compared to net income of $2.9 million, or $0.17 per diluted share, in the prior year period. For the second quarter of 2012, weighted average diluted shares outstanding were 17.4 million.

As of June 30, 2012, the Company had $31.6 million in unrestricted cash, cash equivalents and investments.

First Half 2012 Financial Results
During the first half of 2012, revenue from healthcare services increased 33% to $71.6 million from $53.7 million in the prior year period, reflecting growing inpatient and outpatient volume across the United Family Healthcare network. Outpatient services contributed 60% of revenue and inpatient services contributed 40% of revenue in the first half of 2012 unchanged from the ratios of the first half of 2011. By service line, surgical services contributed 20.1%, OB/GYN contributed 14.2%, pediatrics contributed 7.6%, ancillary services contributed 32.6% and other services contributed 25.5% of revenue.

Operating expenses for the first half of 2012 increased 34% to $67.6 million from $50.6 million in the prior year period. Development, pre-opening and start up expenses rose to $5.7 million from $2.0 million in the prior year period primarily as a result of expenses related to the Company’s Beijing, Pudong, and Tianjin projects. Operating expenses also included certain non-cash expenses including $1.6 million of non-cash stock compensation expense compared to $1.7 million for the prior year. Income from operations increased 29% to $4.0 million compared to income from operations of $3.1 million in the prior year period. Adjusted EBITDA was approximately $13.2 million compared to $7.7 million in the prior year period.

Provision for taxes was $3.0 million compared to $2.1 million in the prior year period. Net income was $1.3 million, or $0.08 per diluted share, compared to net income of $1.7 million, or $0.11 per diluted share, in the first half of 2011. For the first half of 2012 ended June 30, 2012, weighted average diluted shares outstanding were 17.5 million.

Chindex Medical Limited

The Chindex Medical Limited joint venture (CML) between Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) and Chindex International began operations on January 1, 2011. This strategic venture merged the former Medical Products division of Chindex International and select medical device companies of Fosun Pharma. Fosun Pharma owns 51% and Chindex owns 49% of the CML joint venture. Chindex recognizes its 49% interest in CML’s net income using the equity method of accounting.

For the second quarter and first half of 2012 ended June 30, 2012, Chindex recognized income of $114,000 and $212,000, respectively, for its 49% equity in the operating results of CML. This consisted of income of $243,000 and $469,000, respectively, for the stand-alone net income of CML (after recognition of stock-based compensation expense) and after deducting $129,000 and $257,000, respectively, for the amortization of basis differences attributable to acquired intangibles.

Non-GAAP Measures

The Company presents Adjusted EBITDA to better illustrate ongoing operational results. Adjusted EBITDA is defined as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) income of unconsolidated affiliate, non-recurring charges for Chindex Medical Limited (CML) joint venture formation and effect of change in corporate cost allocations. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan. Management believes that providing an Adjusted EBITDA analysis to investors is a helpful metric to better illustrate the Company’s operations, including development plans, and changes in presentation from historical periods. The Company uses Adjusted EBITDA for business planning and other purposes. Other companies may calculate Adjusted EBITDA differently, and therefore Chindex’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of operating performance.

Conference Call

Management will host a conference call at 8:00 am ET Tuesday morning on August 7, 2012 to discuss financial results. To participate in the conference call, U.S. domestic callers may dial 1-877-303-9231 and international callers may dial 1-760-666-3567 approximately 10 minutes before the conference call is scheduled to begin. A telephone replay will be available from the day of the call until August 14, 2012 by dialing (U.S. domestic) 1-855-859-2056 or (international) 1-404-537-3406, passcode 14215732. A webcast of the earnings call will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.

Chindex is an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai, Tianjin and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With thirty years of experience, the Company’s strategy is to continue its growth as a leading integrated health care provider in the Greater China region. Further company information may be found at the Company’s website at http://www.chindex.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2011, updates and additions to those “Risk Factors” in the Company’s interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Healthcare services revenue	$39,117	$29,645	$71,629	$53,650

Operating expenses
Salaries, wages and benefits	21,309	15,473	39,925	30,228
Other operating expenses	5,345	4,237	10,109	8,556
Supplies and purchased medical services	4,812	3,227	9,050	5,862
Bad debt expense	630	498	1,395	930
Depreciation and amortization	1,820	1,057	3,471	2,194
Lease and rental expense	1,834	1,599	3,687	2,799

	35,750	26,091	67,637	50,569

Income from operations	3,367	3,374	3,992	3,081

Other income and (expenses)
Interest income	134	218	273	360
Interest expense	(91)	(78)	(215)	(181)
Equity in income of unconsolidated affiliate	114	729	212	582
Miscellaneous (expense) income — net	10	(25)	—	(67)

Income before income taxes	3,534	4,218	4,262	3,775
Provision for income taxes	(1,724)	(1,275)	(2,983)	(2,062)

Net income	$1,810	$2,943	$1,279	$1,713

Net income per common share — basic	$.11	$.18	$.08	$.11

Weighted average shares outstanding — basic	16,317,841	16,129,328	16,304,816	16,102,735

Net income per common share — diluted	$.11	$.17	$.08	$.11

Weighted average shares outstanding — diluted	17,384,164	17,522,106	17,538,732	17,437,933

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$31,624	$33,755
Investments	—	26,394
Accounts receivable, less allowance for doubtful accounts of $9,662 and $8,300, respectively	17,662	13,947
Receivables from affiliates	12,053	10,984
Inventories of supplies, net	2,061	2,307
Deferred income taxes	3,531	3,887
Other current assets	5,104	4,652

Total current assets	72,035	95,926
Restricted cash and sinking funds	20,658	1,030
Investments	—	100
Investment in unconsolidated affiliate	33,775	33,728
Property and equipment, net	77,030	65,465
Noncurrent deferred income taxes	674	424
Other assets	2,726	2,719

Total assets	$206,898	$199,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,351	$3,957
Payable to affiliates	11,822	9,404
Accrued expenses	11,433	11,735
Other current liabilities	7,047	5,549
Income taxes payable	2,253	2,141

Total current liabilities	37,906	32,786
Long-term debt and convertible debentures	23,903	23,818
Long-term deferred tax liability	288	287

Total liabilities	62,097	56,891

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 15,886,890 and 15,652,917 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	159	157
Class B stock – 1,162,500 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	12	12
Additional paid-in capital	120,447	118,930
Retained earnings	15,770	14,891
Accumulated other comprehensive income	8,413	8,911

Total stockholders’ equity	144,801	142,501

Total liabilities and stockholders’ equity	$206,898	$199,392

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended June 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$1,279	$1,713
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,471	2,194
Inventory write down	38	3
Provision for doubtful accounts	1,396	930
Loss on disposal of property and equipment	6	77
Equity in income of unconsolidated affiliate	(212)	(582)
Deferred income taxes	92	(1,454)
Stock based compensation	1,601	1,668
Foreign exchange (gain) loss	242	(257)
Amortization of debt issuance costs	5	5
Amortization of debt discount	124	124
Changes in operating assets and liabilities:
Restricted cash	—	300
Accounts receivable	(5,182)	(2,101)
Accounts receivable from affiliates	(1,069)	8,898
Inventories of supplies	200	(260)
Other current assets and other assets	(514)	724
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,173	339
Accounts payable to affiliates	2,419	2,899
Income taxes payable	119	570

Net cash provided by operating activities	6,188	15,790

INVESTING ACTIVITIES
Purchases of short-term investments and CDs	—	(21,271)
Proceeds from redemption of CDs	26,526	22,837
Purchases of property and equipment	(14,968)	(11,157)

Net cash provided by (used in) investing activities	11,558	(9,591)

FINANCING ACTIVITIES
Restricted cash for sinking funds	(10,968)	—
Restricted cash for Exim loan collateral	(8,664)	—

Repurchase of restricted stock for income tax withholding	(98)	—

Proceeds from exercise of stock options and warrants	16	114

Net cash (used in) provided by financing activities	(19,714)	114

Effect of foreign exchange rate changes on cash and cash equivalents	(163)	263

Net (decrease) increase in cash and cash equivalents	(2,131)	6,576
Cash and cash equivalents at beginning of period	33,755	32,007

Cash and cash equivalents at end of period	$31,624	$38,583

Supplemental disclosures of cash flow information:
Cash paid for taxes	$2,765	$2,973
Non-cash investing and financing activities consist of the following:
Change in Property and equipment additions included in accounts payable	$288	$100

The table below reconciles our consolidated net income to Adjusted EBITDA (in thousands)

	Three months ended June 30,		Six months ended June
			30,
	2012	2011	2012	2011
Consolidated net income	$1,810	$2,943	$1,279	$1,713

Adjustments:
Depreciation and amortization	1,820	1,057	3,471	2,194
Provision for income taxes	1,724	1,275	2,983	2,062
Interest expense	91	78	215	181
Interest and other income, net	(144)	(193)	(273)	(293)
Development, pre-opening and start-up expense	2,538	1,249	5,741	2,047
Equity in earnings of unconsolidated affiliate	(114)	(729)	(212)	(582)
Non-recurring charges for CML JV formation	—	—	—	400
	5,915	2,737	11,925	6,009

Adjusted EBITDA	$7,725	$5,780	$13,204	$7,722